UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2015

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Celgene Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement, dated April 17, 2015 (the “Agreement”), with the financial institutions parties thereto (the “Lenders”), and Citibank, N.A., as administrative agent for the Lenders.

Among other things, the Agreement amends the Company’s existing senior unsecured revolving credit facility to: (i) increase the amount of the Lenders’ total credit commitment to $1.75 billion from $1.5 billion, and (ii) extend the term of the credit facility to April 17, 2020 from April 18, 2018 (as so amended, the “Credit Facility”).

Subject to certain conditions, the Company has the right to increase the amount of the Credit Facility (but in no event more than one time per annum), up to a maximum aggregate amount of $2.0 billion.

The amounts available under the Credit Facility may be borrowed in U.S. dollars for working capital, capital expenditures and other lawful corporate purposes. No proceeds from the Credit Facility were drawn down as of the date of the Agreement.

Borrowings under the Credit Facility will bear interest at a rate per annum equal to (i) the Base Rate, a fluctuating rate equal to the highest of (x) Citibank, N.A.’s Base Rate, (y) the Federal Funds Rate plus 0.50% and (z) one-month LIBOR plus 1.00%, plus the Applicable Margin, or (ii) the Eurodollar Rate, a periodic fixed rate equal to LIBOR, plus the Applicable Margin. The Applicable Margin is determined based on a pricing grid and is dependent on the Company’s public debt ratings.

The Agreement also requires payment to the Lenders of certain customary fees, which fees are also based on a pricing grid and dependent on the Company’s public debt ratings. Voluntary prepayments of advances may be paid without penalty, with advance notice of prepayment required for Eurodollar Rate advances only.

The Agreement contains affirmative and negative covenants that the Company believes are usual and customary for senior unsecured credit facilities, including certain financial maintenance covenants.

The negative covenants include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on the ability of the Company and its subsidiaries to:

o	incur liens;
o	merge;
o	in the case of the subsidiaries only, to incur debt; and
o	to change the nature of their businesses in a material manner.

The Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest, fees or other amounts; representations or warranties materially incorrect; failure to comply with covenants; cross-default to payment default on principal aggregating $150,000,000, or other events accelerating such debt; failure to pay a final judgment or court order in excess of $150,000,000 in the aggregate; bankruptcy, liquidation, or the appointment of a receiver or similar official or institution of any such proceeding if not dismissed; failure to comply with ERISA; or change of control of the Company.

A copy of the Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The description of the Agreement is a summary only and is qualified in its entirety by the terms of the Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit 10.1 Second Amended and Restated Credit Agreement, dated as of April 17, 2015

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: April 20, 2015	By:	/s/ Peter N. Kellogg
Peter N. Kellogg
Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of April 17, 2015

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